Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form F-3 No. 333-228878) of TORM plc and in the related Prospectus of our report dated March 1, 2021, with respect to the consolidated financial statements of TORM plc, included in this Annual Report (Form 20-F) for the year ended December 31, 2020.
/s/ EY Godkendt Revisionspartnerselskab
Copenhagen, Denmark
March 1, 2021